Summary of Loans in Statistical Calculation Pool (As of 5/16/2007)			Ranqe
Total Number of Loans		69
Total Outstanding Balance		$26,221,531
Average Loan Balance		$566,157	$ 52,900 to $ 1,389,135
WA Mortgage Rate		5.871%	5.750% to 6.125%
WA Original Term (months)		180	180 to 180
WA Remaining Term (months)		176	165 to 180
WA Age (months)		4	0 to 15
WA LTV		67.06%	17.76% to 80.00%
WA CLTV		72.04%	17.76% to 100.00%
WA FICO		752	651 to 802
Balloon		0.00%
California North		7.60%
California South	(ZIP : 90000 - 93600)	53.09%
Size (% of pool)	Jumbo/Super-Jumbo	96.35%
	Conforming (Size=C)	3.65%
Secured by (% of pool)	1st Liens	100.00%
	2st Liens	0.00%

Top 10 States		Top 10 Prop		Doc Types		Purpose Codes		Occ Codes		IO Loans
CA	60.69%	SFR	60.00%	FL	54.31%	CO	46.64%	P	87.84%	0	77.19%
MD	7.28%	PUD	30.05%	SS	0.85%	P	36.98%	I	7.72%	120	21.12%
NJ	4.56%	CO	6.32%	RE	44.83%	RT	16.38%	S	4.44%	180	1.69%
MN	3.66%	Site	3.23%
TX	3.06%	2-4F	0.40%
NC	2.99%
WI	2.31%
IL	1.91%
NY	1.86%
SC	1.84%

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates. We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

	Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTerm	Cutoff Season	FICO	LTV

All	39,064,809.30	69	100.00	566,156.66	5.75	6.13	5.91	5.66	176	4	750	66

orig_balance

0 =< ... < 100000.01	52,900.00	1	0.14	52,900.00	5.84	5.84	5.84	5.59	171	9	795	70
100000.01 =< ... < 200000.01	320,735.58	2	0.82	160,367.79	5.88	6.00	5.95	5.70	176	4	664	65
200000.01 =< ... < 300000.01	730,824.25	3	1.87	243,608.08	5.88	6.13	6.00	5.75	175	5	682	60
300000.01 =< ... < 400000.01	323,870.51	1	0.83	323,870.51	5.88	5.88	5.88	5.63	177	3	664	30
400000.01 =< ... < 500000.01	8,229,580.45	18	21.07	457,198.91	5.75	6.13	5.91	5.66	176	4	748	70
500000.01 =< ... < 600000.01	11,411,644.12	21	29.21	543,411.62	5.75	6.13	5.94	5.69	175	5	745	63
600000.01 =< ... < 700000.01	7,799,620.55	12	19.97	649,968.38	5.75	6.13	5.87	5.62	176	4	755	63
700000.01 =< ... < 800000.01	707,532.50	1	1.81	707,532.50	5.88	5.88	5.88	5.63	177	3	786	78
800000.01 =< ... < 900000.01	5,079,302.39	6	13.00	846,550.40	5.88	6.13	5.96	5.71	176	4	745	72
900000.01 =< ... < 1000000.01	922,832.45	1	2.36	922,832.45	6.00	6.00	6.00	5.75	175	5	784	76
1000000 =< ... < 1250000	2,096,831.88	2	5.37	1,048,415.94	5.75	6.00	5.86	5.61	176	4	793	70
>= 1250000.01	1,389,134.62	1	3.56	1,389,134.62	5.75	5.75	5.75	5.50	175	5	766	60

Sched-Balance

0 =< ... < 100000.01	52,900.00	1	0.14	52,900.00	5.84	5.84	5.84	5.59	171	9	795	70
100000.01 =< ... < 200000.01	320,735.58	2	0.82	160,367.79	5.88	6.00	5.95	5.70	176	4	664	65
200000.01 =< ... < 300000.01	730,824.25	3	1.87	243,608.08	5.88	6.13	6.00	5.75	175	5	682	60
300000.01 =< ... < 400000.01	323,870.51	1	0.83	323,870.51	5.88	5.88	5.88	5.63	177	3	664	30
400000.01 =< ... < 500000.01	8,729,216.67	19	22.35	459,432.46	5.75	6.13	5.91	5.66	175	5	751	69
500000.01 =< ... < 600000.01	10,912,007.90	20	27.93	545,600.40	5.75	6.13	5.95	5.70	176	4	743	63
600000.01 =< ... < 700000.01	7,799,620.55	12	19.97	649,968.38	5.75	6.13	5.87	5.62	176	4	755	63
700000.01 =< ... < 800000.01	707,532.50	1	1.81	707,532.50	5.88	5.88	5.88	5.63	177	3	786	78
800000.01 =< ... < 900000.01	5,079,302.39	6	13.00	846,550.40	5.88	6.13	5.96	5.71	176	4	745	72
900000.01 =< ... < 999999.99	1,872,164.33	2	4.79	936,082.17	6.00	6.00	6.00	5.75	175	5	787	70
1000000 =< ... < 1250000	1,147,500.00	1	2.94	1,147,500.00	5.75	5.75	5.75	5.50	176	4	796	75
>= 1250000.01	1,389,134.62	1	3.56	1,389,134.62	5.75	5.75	5.75	5.50	175	5	766	60

state TOP 10

CA	22,301,146.47	38	57.09	586,872.28	5.75	6.13	5.89	5.64	176	4	748	68
Other	4,936,445.78	11	12.64	448,767.80	5.84	6.13	5.94	5.69	176	4	735	60
MD	2,182,556.22	4	5.59	545,639.06	5.75	5.88	5.81	5.56	177	3	753	61
NJ	1,900,408.20	3	4.86	633,469.40	5.88	6.00	5.94	5.69	172	8	783	65
TX	1,604,697.79	2	4.11	802,348.90	6.00	6.00	6.00	5.75	175	5	786	70
IN	1,102,916.78	2	2.82	551,458.39	6.13	6.13	6.13	5.88	175	5	744	58
MN	1,099,155.77	2	2.81	549,577.89	5.75	5.88	5.81	5.56	176	4	779	75
AZ	1,091,430.05	2	2.79	545,715.03	6.00	6.13	6.06	5.81	176	4	751	54
NC	1,046,052.24	2	2.68	523,026.12	5.88	5.88	5.88	5.63	176	4	722	68
NY	984,000.00	2	2.52	492,000.00	5.88	6.13	6.00	5.75	177	3	706	69
GA	816,000.00	1	2.09	816,000.00	6.00	6.00	6.00	5.75	176	4	795	80

Orig_LTV

0 =< ... < 50.01	5,379,037.84	11	13.77	489,003.44	5.88	6.13	5.96	5.71	175	5	755	40
50.01 =< ... < 60.01	7,071,436.84	13	18.10	543,956.68	5.75	6.13	5.92	5.67	175	5	745	57
60.01 =< ... < 70.01	9,918,388.63	16	25.39	619,899.29	5.75	6.13	5.92	5.67	175	5	736	67
70.01 =< ... < 80.01	16,695,945.99	29	42.74	575,722.28	5.75	6.13	5.90	5.65	176	4	759	78

Curr Rate

5.75 =< ... < 6	24,103,963.67	42	61.70	573,903.90	5.75	5.88	5.83	5.58	176	4	751	67
6=< ... < 6.25	14,960,845.63	27	38.30	554,105.39	6.00	6.13	6.05	5.80	175	5	748	65

	Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTerm	Cutoff Season	FICO	LTV

Property_Type

2-4 Family	423,750.00	1	1.08	423,750.00	6.13	6.13	6.13	5.88	174	6	751	75
Condo	2,200,121.69	6	5.63	366,686.95	5.75	6.13	5.87	5.62	177	3	741	74
PUD	11,678,479.31	17	29.90	686,969.37	5.75	6.13	5.91	5.66	176	4	767	66
Single Family Residence	23,781,758.30	43	60.88	553,064.15	5.75	6.13	5.92	5.67	176	4	743	65

Purpose

Purchase	11,785,596.71	19	30.17	620,294.56	5.75	6.00	5.84	5.59	176	4	764	75
Refinance - Cashout	19,921,445.12	36	51.00	553,373.48	5.75	6.13	5.94	5.69	176	4	744	63
Refinance- Rate Term	7,357,767.47	14	18.83	525,554.82	5.75	6.13	5.96	5.71	175	5	745	60

Occupancy

Investment	3,910,157.94	8	10.01	488,769.74	5.84	6.13	5.99	5.74	176	4	759	66
Primary	33,372,831.90	57	85.43	585,488.28	5.75	6.13	5.90	5.65	176	4	750	66
Secondary	1,781,819.46	4	4.56	445,454.87	5.88	6.00	5.92	5.67	176	4	737	68

Orig_Term

180 =< ... < 192	39,064,809.30	69	100.00	566,156.66	5.75	6.13	5.91	5.66	176	4	750	66

Doc Type

Full	21,115,436.50	36	54.05	586,539.90	5.75	6.13	5.91	5.66	175	5	753	64
Reduced (partial)	17,253,337.22	31	44.17	556,559.27	5.75	6.13	5.91	5.66	176	4	749	69
Stated/ Stated	696,035.58	2	1.78	348,017.79	6.00	6.13	6.09	5.84	175	5	672	62

Fico

650 =< ... < 700	6,139,671.31	14	15.72	438,547.95	5.75	6.13	5.96	5.71	177	3	676	61
700 =< ... < 750	8,992,411.60	16	23.02	562,025.73	5.75	6.13	5.90	5.65	176	4	725	70
750 =< ... < 800	23,252,726.39	38	59.52	611,913.85	5.75	6.13	5.91	5.66	175	5	778	65
800 =< ... < 850	680,000.00	1	1.74	680,000.00	5.75	5.75	5.75	5.50	176	4	802	80

interest_only_period

0	30,980,346.42	55	79.30	563,279.03	5.75	6.13	5.92	5.67	176	4	749	63
120	7,196,462.88	13	18.42	553,574.07	5.75	6.13	5.87	5.62	176	4	750	77
180	888,000.00	1	2.27	888,000.00	6.00	6.00	6.00	5.75	175	5	799	80